UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MB FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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801 West Madison Street

Chicago, Illinois  60607

(773) 278-4040

March 31, 2004

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 3:00 p.m., local time, on Tuesday, April 27, 2004 at the branch office of MB Financial Bank, N.A. located at 7222 West Cermak Road, North Riverside, Illinois.

At the meeting, stockholders will vote on the election of four directors of the Company.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement.

I encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible.  If your shares are held in street name with a bank or broker, check your proxy card to see if you can also vote by telephone or through the internet.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Thank you for your attention to this important matter.

Very truly yours,

Mitchell Feiger

President and Chief Executive Officer

801 West Madison Street

Chicago, Illinois  60607

(773) 278-4040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on April 27, 2004

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at the branch office of MB Financial Bank, N.A. located at 7222 West Cermak Road, North Riverside, Illinois at 3:00 p.m., local time, on Tuesday, April 27, 2004.

The Meeting is for the purpose of considering and acting upon:

1.                                       the election of the four directors of the Company, each for a three-year term; and

2.                                       such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

The Board of Directors is not aware of any other business to come before the Meeting.

Stockholders of record at the close of business on March 15, 2004 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.

A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder, for any purpose germane to the Meeting, at the main office of the Company located at 801 West Madison Street, Chicago, Illinois, during the ten days prior to the Meeting as well as at the Meeting.

By Order of the Board of Directors

Mitchell Feiger

President and Chief Executive Officer

Chicago, Illinois

March 31, 2004

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

MB Financial, Inc.

801 West Madison Street

Chicago, Illinois  60607

(773) 278-4040

ANNUAL MEETING OF STOCKHOLDERS

April 27, 2004

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company”), of proxies to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the branch office of MB Financial Bank, N.A. located at 7222 West Cermak Road, North Riverside, Illinois at 3:00 p.m., local time, on Tuesday, April 27, 2004, and all adjournments and postponements of the Meeting.

The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being mailed to stockholders on or about March 31, 2004.  At the Meeting, stockholders of the Company will be asked to consider and vote upon the election of four directors of the Company, each for a three-year term.

The Company was incorporated in 2001 in connection with the merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”).  The MB-MidCity Merger was completed on November 6, 2001, and was effected by the merger of each of Old MB Financial and MidCity Financial into the Company, with the Company as the surviving entity.  Certain information in this Proxy Statement relates to MB Financial Bank, N.A. (the “Bank”), and Union Bank, N.A., subsidiaries of the Company, and certain information in this Proxy Statement relates to Old MB Financial and MidCity Financial and their respective subsidiaries prior to the MB-MidCity Merger.

Vote Required and Proxy Information

All shares of the common stock, par value $.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies. If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.  The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to be presented at the Meeting.  If any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

Directors will be elected by a plurality of the votes cast.  In the election of directors, stockholders may vote “FOR” all nominees for election or withhold their votes from any one or more nominees for election.  Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Doria Koros, Secretary, MB Financial, Inc., 1200 North Ashland Avenue, Chicago, Illinois 60622.

Voting Securities and Certain Holders Thereof

Only stockholders of record as of the close of business on March 15, 2004 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock then held.  As of that date, the Company had 26,786,425 shares of Common Stock issued and outstanding.  The Company has no other voting securities outstanding.

The following table sets forth, as of March 15, 2004, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by the Company to beneficially own more than 5% of the Company’s outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group.  The address for each person listed below is: c/o MB Financial, Inc., 801 West Madison Street, Chicago, Illinois 60607.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

E. M. Bakwin Chairman of the Board of the Company	2,013,471	7.52%

David P. Bolger Director	0	0

Robert S. Engelman, Jr. Director	294,833	1.09

Alfred Feiger Vice Chairman of the Board	149,980	*

Mitchell Feiger Director and President and Chief Executive Officer of the Company	445,072	1.65

Burton J. Field Director and Vice President of the Company; President and Chief Executive Officer of the Bank	133,369	*

Lawrence E. Gilford Director	184,601	*

Richard I. Gilford Director	246,805	*

James N. Hallene Director	10,547	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Thomas H. Harvey Director	2,431,897		9.08

Patrick Henry Director	2,047,163		7.64

Richard J. Holmstrom Director	64,357		*

David L. Husman Director	196,950		*

Clarence Mann Director	351,174		1.31

Karen J. May Director	0		0

Ronald D. Santo Director and Vice President of the Company; Chairman and Group President of the Bank	134,414		*

Kenneth A. Skopec Vice Chairman of the Board	60,058		*

Thomas D. Panos Executive Vice President and Chief Lending Officer of the Bank	90,366		*

Jill E. York Vice President and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	32,619		*

Directors and executive officers as a group (22 persons)	8,960,794	(2)	32.79

(1)          Includes shares held directly, in retirement accounts, in the Company’s stock deferred compensation plan, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 15, 2004, as follows:  Mr. Bakwin – 5,114 shares; Mr. Engelman – 163,052 shares, Mr. Alfred Feiger – 26,285 shares; Mr. Mitchell Feiger – 143,751 shares; Mr. Field – 13,514 shares; Mr. Lawrence Gilford – 8,525 shares; Mr. Richard Gilford – 28,982 shares; Mr. Hallene – 7,929 shares; Mr. Holmstrom – 7,587 shares; Mr. Husman – 24,809 shares; Mr. Mann – 28,679; Mr. Santo – 2,125 shares; Mr. Panos – 25,050 shares; Ms. York – 22,500; and all directors and executive officers as a group – 542,753 shares.

(2)          Includes 6,759 shares beneficially owned by Director Leslie S. Hindman (5,301 of which are subject to currently exercisable options) who will cease to be a director upon the expiration of her term following the Meeting.

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eighteen members; however, this number will be reduced to seventeen following the Meeting upon the expiration of the term of Director Leslie Hindman.  The Board is divided into three classes, with approximately one-third of the directors serving in each class.  Directors of the Company are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

The following table sets forth certain information regarding the Company’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Nominating Committee, has approved the nominees identified in the following table.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term to Expire

		NOMINEES
E. M. Bakwin	75	Chairman of the Board	1981	2007
Mitchell Feiger	45	Director and President and Chief Executive Officer of the Company	1992	2007
James N. Hallene	43	Director	2000	2007
David L. Husman	69	Director	1992	2007

DIRECTORS WHOSE TERMS EXPIRE IN 2005 and 2006

Burton J. Field	68	Director and Vice President of the Company; President and Chief Executive Officer of the Bank	1992	2005
Lawrence E. Gilford	80	Director	1992	2005
Patrick Henry	64	Director	1981	2005
Richard J. Holmstrom	46	Director	1998	2005
Clarence Mann	79	Director	1992	2005
Karen J. May	46	Director	2004	2005
Kenneth A. Skopec	69	Vice Chairman of the Board	1981	2005

David P. Bolger	47	Director	2004	2006
Robert S. Engelman, Jr.	62	Director	1993	2006
Alfred Feiger	78	Vice Chairman of the Board	1992	2006
Richard I. Gilford	79	Director	1992	2006
Thomas H. Harvey	43	Director	1995	2006
Ronald D. Santo	61	Director and Vice President of the Company; Chairman and Group President of the Bank	1990	2006

(1)          For each director other than Directors Bolger and May, denotes year in which the individual first became a director of Old MB Financial or MidCity Financial.  Each individual has served as a director of the Company since 2001, the year in which the MB-MidCity Merger was completed.  Prior to the MB-MidCity Merger, Directors Field, Lawrence Gilford, Mann, Engelman, Alfred Feiger, Richard Gilford, Mitchell Feiger and Husman served as directors of Old MB Financial, and Directors Henry, Holmstrom, Skopec, Harvey, Santo, Bakwin, Hallene and Hindman served as directors of MidCity Financial.  For the former Old MB Financial directors, includes service on the board of directors of Coal City Corporation and Avondale Financial Corp., which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in a merger of equals transaction in February 1999 (the “Coal City Merger”).  While Avondale Financial Corp., renamed MB Financial, Inc., was the legal survivor of the Coal City Merger, Coal City Corporation was the survivor for accounting purposes.

The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

NOMINEES

E.M. Bakwin.  Mr. Bakwin is Chairman of the Board of the Company and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Bakwin served as Chairman of the Board and Chief Executive Officer of MidCity Financial since 1981, and as a director of The Mid-City National Bank of Chicago since 1961 (Chairman since 1967), and First National Bank of Morton Grove, a subsidiary of MidCity Financial, since 1982.  Mr. Bakwin also serves as a director of the Bank and Union Bank, N.A.  Mr. Bakwin is Mr. Henry’s first cousin by marriage.

Mitchell Feiger.  Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank and Union Bank, N.A.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, Inc. (“Affiliated Banc Group”), a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President of Affiliated Banc Group.  From 1992 until the completion of the Coal City Merger in February 1999, Mr. Feiger served as President and a director of Coal City Corporation.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of the Coal City Merger.  Mitchell Feiger is Alfred Feiger’s son.

James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a private equity investment firm, in 1999 and currently serves as its principal.  From 1983 to 1999, Mr. Hallene worked in various capacities for First Chicago Corporation and last held the position of Group Head of Private Banking at American National Bank and Trust Company of Chicago.  He currently serves as a director of Olsen Engineering, L.P. and DNJ Capital Partners, LLC.

David L. Husman.  Mr. Husman has served as a director of the seven banks that were owned by Affiliated Banc Group.  Mr. Husman is an attorney and is in the real estate and investment business.  He serves as Chairman of Equibase Capital Partners, a real estate investment company.

STANDING BOARD MEMBERS

Burton J. Field.  Mr. Field is the President and Chief Executive Officer of the Bank and Vice President of the Company.  Mr. Field also is a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

Lawrence E. Gilford.  Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. He also served as a director of the seven banks that were owned by Affiliated Banc Group, and was President of Affiliated Banc Group’s North Shore National Bank. Mr. Gilford served as President of the Chicago Chapter of the Illinois Bankers Association, is a trustee of the Rush North Shore Medical Center, and is a Board Member of the Chicago Chapter of the Jewish Community Center.  Lawrence Gilford is the cousin of Richard Gilford.

Patrick Henry.  Mr. Henry has served as Chairman of the Board of Verado Energy, Inc., an independent oil and gas company, since 1987.   In addition to serving as a director of MidCity Financial from 1981 until completion of the MB-MidCity Merger, Mr. Henry served as a director of The Mid-City National Bank of Chicago from 1976 until the MB-MidCity Merger.  Mr. Henry is Mr. Bakwin’s first cousin by marriage.

Richard J. Holmstrom.  Mr. Holmstrom has since 1994 been a partner in and is a co-founder of Menlo Equities LLC, a private investment firm.

Clarence Mann.   Mr. Mann has over 50 years of banking experience, having served in various executive capacities during such period.  Mr. Mann also served as a director of the seven banks that were owned by Affiliated Banc Group and was President of both Franklin Park Bank and First State Bank of Franklin Park, both of which were owned by Affiliated Banc Group.

Karen J. May.  Ms. May, who was appointed to the Company’s Board of Directors in February 2004, is a Corporate Vice President, Human Resources, of Baxter International, Inc. and has served in that capacity since February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  Ms. May is a trustee of the LSA Variable Series Trust, an Allstate Insurance Company-sponsored multi-manager mutual fund.

Kenneth A. Skopec.  Mr. Skopec is a Vice Chairman of the Board of the Company and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Skopec served as President of MidCity Financial since 1981, Chief Executive Officer and a director of The Mid-City National Bank of Chicago since 1965 (Vice Chairman since 1988), and Chairman of the Board of First National Bank of Elmhurst since 1986.  Mr. Skopec also serves as a director of the Bank and Union Bank, N.A.

David P. Bolger.  Mr. Bolger, who was appointed to the Company’s Board of Directors in February 2004, joined Aon Corporation (“Aon”) in early 2003 as an Executive Vice President for Finance and Administration and assumed the role of Chief Financial Officer in April 2003.  Before joining Aon, Mr. Bolger worked for 21 years for Bank One Corporation and its predecessor companies, American National Bank and Trust Company and First Chicago Corporation.  Mr. Bolger served in a number of senior management positions and, at various times, was responsible for large corporate, middle market and international banking, as well as treasury management services and merger integration.  Mr. Bolger is a board member of Mercy Hospital and Medical Center, Lincoln Park Zoo and Chicago Historical Society, all of Chicago.  Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.

Robert S. Engelman, Jr.  Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger. He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the Coal City Merger in February 1999.  Prior to joining Old MB Financial (then known as Avondale Financial Corp.), Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.  Mr. Engelman is a trustee of the LSA Variable Series Trust, an Allstate Insurance Company-sponsored multi-manager mutual fund.

Alfred Feiger.  Mr. Feiger is a Vice Chairman of the Board of the Company.  Mr. Feiger served as Chairman of the Board of Coal City Corporation until the completion of the Coal City Merger in February 1999 and also served as Chief Executive Officer of Coal City Corporation until October 1998.  After the Coal City Merger, he became a director of Old MB Financial.  Mr. Feiger has over 50 years of banking and finance company experience, having served in various executive capacities during such period.  Mr. Feiger also served as a director of the seven banks that were owned by Affiliated Banc Group, and was President of Affiliated Banc Group’s Western National Bank of Cicero.  Alfred Feiger is Mitchell Feiger’s father.

Richard I. Gilford.  Mr. Gilford has over 50 years of banking experience, having served in various executive capacities during such period. Mr. Gilford also served as a director of the seven banks that were owned by Affiliated Banc Group and was Chairman of the Board of Affiliated Asset-Based Lending Services, a subsidiary of Affiliated Banc Group. Mr. Gilford is a trustee of Mt. Sinai Hospital in Chicago.  Mr. Gilford also serves as a director of the Bank.  Richard Gilford is the cousin of Lawrence Gilford.

Thomas H. Harvey.  Mr. Harvey is the Environment Program Director of the William and Flora Hewlett Foundation.

Ronald D. Santo.  Mr. Santo is Chairman and Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.

Executive Officers

Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

Thomas D. Panos.  Mr. Panos, age 48, is Executive Vice President, Chief Lending Officer and a director of the Bank.  Prior to the MB-MidCity Merger, Mr. Panos served as Executive Vice President and Chief Lending Officer and a director of Manufacturers Bank since March 1996.  Mr. Panos served as Senior Vice President and Manager of Corporate Banking (in Illinois) for First Bank System from 1994 to 1996, and he served Boulevard Bank in various lending and management capacities since 1982.  Mr. Panos has over 25 years of banking experience.

Jill E. York.  Ms. York, age 40, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000, and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

Thomas P. FitzGibbon, Jr.  Mr. FitzGibbon, age 59, is Executive Vice President, Chief Retail Banking Officer and a director of the Bank.  Prior to the MB-MidCity Merger, he served as Senior Vice President and Chief Retail Banking Officer of Manufacturers Bank, holding the position of Chief Retail Banking Officer since May 2000 and the title of Senior Vice President since the merger of Manufacturers Bank with Avondale Federal Savings Bank in February 1999 in connection with the Coal City Merger.  He also serves as President of MB Financial Community Development Corporation, a subsidiary of the Bank.  Prior to the merger of Manufacturers Bank with Avondale Federal Savings Bank, Mr. FitzGibbon served as Vice President of Avondale Federal Savings Bank from the time of joining Avondale in 1995.  Mr. FitzGibbon served as Vice President of Comerica Bank-Illinois from 1990 to 1995 and Executive Vice President and Chief Lending Officer of Columbia First Bank, FSB, Arlington, Virginia, from 1985 to 1990.  Mr. FitzGibbon has been a principal officer in the banking industry since 1970.  Mr. FitzGibbon currently serves as a member of the Federal Reserve Board Consumer Advisory Council.

Jeffrey L. Husserl.  Mr. Husserl, age 43, is Executive Vice President, Chief Human Resources Officer and a director of the Bank.  Prior to the MB-MidCity Merger, he served as Senior Vice President and Chief Human Resources Officer of Manufacturers Bank, positions he held since joining Manufacturers Bank in 1999.  From 1994 until joining Manufacturers Bank in 1999, Mr. Husserl served as Director of Human Resources for Allied Van Lines.  Mr. Husserl came to Manufacturers Bank with 17 years of experience in various industries, including manufacturing, transportation and financial services.

Director Independence

The Company’s Board of Directors has determined that Directors Bolger, Engelman, Lawrence Gilford, Richard Gilford, Hallene, Harvey, Hindman, Holmstrom, and May are “independent directors,” as that term is defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASD”).

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has standing Executive, Compliance and Audit, and Organization and Compensation Committees, which meet and act in conjunction with the comparable committees of the Bank’s Board of Directors.  The Company’s Board of Directors also has a Nominating Committee.

During the year ended December 31, 2003, the Company’s Board of Directors met nine times.  During 2003, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member.

The Company’s Executive Committee generally exercises the powers of the full Board of Directors between Board meetings.  The Executive Committee is comprised of Directors Harvey (Chairman), Bakwin, Engelman, A. Feiger, M. Feiger, R. Gilford, Henry, and Holmstrom.  During 2003, the Executive Committee met five times.

The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors and any other areas of potential financial risks to the Company as may be specified by the Board.  The Compliance and Audit Committee also is responsible for hiring, retaining and terminating the Company’s independent auditors.  In addition, the Compliance and Audit Committee monitors the Company’s compliance program, loan review process, senior officer expense reimbursement policies and compliance with the Company’s Code of Ethics and Conduct Policy by senior officers and directors.

The Compliance and Audit Committee is currently comprised of Directors R. Gilford (Chairman), Bolger, L. Gilford, Hallene, Holmstrom and May, each of whom is “independent” as independence for audit committee members is defined in the NASD Marketplace Rules.  The Company’s Board of Directors has determined that Director Bolger is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.  The Audit Committee held eleven meetings during fiscal 2003.

The Organization and Compensation Committee is responsible for the design and administration of the overall compensation program.  In addition, the committee reviews and approves all executive officers’ compensation plans, evaluates executive performance and considers other related matters.  The Organization and Compensation Committee is comprised of Directors Hallene (Chairman), L. Gilford, R. Gilford, Holmstrom and May. During 2003, the Organization and Compensation Committee met five times.

The Nominating Committee is responsible for identifying and recommending to the Board of Directors nominees for election to the Board.  The Nominating Committee is comprised of Directors Hallene (Chairman), R. Gilford and Harvey, each of whom is an “independent director,” as that term is defined in the NASD Marketplace Rules.  During 2003, the Nominating Committee met three times.  In February 2004, the Board of Directors adopted a formal written charter for the Nominating Committee, a copy of which is attached to this proxy statement as Appendix A.  Under the charter, the Nominating Committee has the following responsibilities:

(i)                                     recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)                                  recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)                               review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

(iv)                              annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;

(v)                                 consider and make recommendations to the Board regarding matters related to the Company’s  director retirement policy; and

(vi)                              perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Pursuant to Article I, Section 6 of the Company’s bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by the Company not later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made by the Company, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company’s bylaws.

Stockholder Communications with Directors

Stockholders may communicate directly with the Company’s Board of Directors by writing to: Mitchell Feiger, President and Chief Executive Officer, MB Financial, Inc., 1200 North Ashland Avenue, Chicago, Illinois 60622.

Board Member Attendance at Annual Stockholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  Thirteen of the Company’s directors attended last year’s annual meeting of stockholders.

Director Compensation

For 2003, the fees paid to the Company’s directors were as follows: (i) an annual retainer of $6,000; (ii) $2,300 per regular board meeting attended and $1,150 per special board meeting attended; (iii) $800 per committee meeting attended, with the committee chairperson also receiving a $1,150 annual retainer, and members of the Executive Loan Committee receiving $350 for each meeting of that committee attended.  Non-employee directors who served as directors of the Bank and Union Bank, N.A. also received fees for attending meetings of the boards of directors and board committees of those banks, ranging from $400 to $750 per meeting attended.  All fees for 2003 could be deferred into the Company’s Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan; deferrals into the stock plan are invested in a common stock fund (the principal assets of which are shares of Company Common Stock purchased by the plan trustee on the open market) and deferrals into the non-stock plan are invested in one or more of several mutual funds at the election of the director.  Up to 50% of fees not deferred could, in lieu of cash, at the director’s election, be paid in shares of restricted stock granted under the Company’s 1997 Omnibus Incentive Plan (the “Omnibus Plan”) or options to purchase Common Stock granted under the Omnibus Plan.  In 2004, this was changed so that up to 70% of fees not deferred may, in lieu of cash, be paid in options to purchase Common Stock granted under the Omnibus Plan and up to 100% of fees not deferred may be paid in shares of restricted stock granted under the Omnibus Plan.

Executive Compensation

The following table sets forth information concerning the compensation paid to:  (i) Mitchell Feiger, the Company’s President and Chief Executive Officer; and (ii) the four highest earning executive officers of the Company and the Bank as of December 31, 2003, based on salary and bonus for 2003 (Messrs. Field, Santo, Panos and York).  These individuals are sometimes referred to in this Proxy Statement as the Named Executive Officers.  The compensation information in the table below relates to compensation paid by the Company after the MB-MidCity Merger and by Old MB Financial (for Messrs. Feiger, Field and Panos and Ms. York) or MidCity Financial (for Mr. Santo) prior to the MB-MidCity Merger.  The MB-MidCity Merger was completed on November 6, 2001.

Summary Compensation Table

						Long-Term Compensation Awards
Name and Principal Position			Bonus		Other Annual Compensation	Restricted Stock Award(s)		Securities Underlying Options/ SARs	All Other Compensation
	Annual Compensation
	Calendar Year	Salary
		($)	($)		($)(3)	($)		(#)(4)	($)

Mitchell Feiger	2003	$525,000	$249,375		$—	$—		$75,300	$125,627	(5)
President and Chief Executive	2002	409,500	315,000		—	—		76,678	87,206
Officer of the Company	2001	325,000	292,500		—	—		25,947	58,616

Burton J. Field	2003	412,000	54,625		—	—		9,904	73,723	(6)
Vice President of the Company	2002	400,000	115,000		—	—		9,854	78,186
and President and Chief Executive Officer of the Bank	2001	400,000	151,800		—	—		9,822	64,941

Ronald D. Santo	2003	262,500	59,850		—	—		5,850	66,145	(7)
Vice President of the Company	2002	250,000	168,000	(1)	—	—		8,428	81,232
and Chairman and Group President of the Bank	2001	210,000	445,000	(2)	—	—		447	66,865

Thomas D. Panos	2003	220,000	114,957	(10)	—	4,957	(11)	12,450	35,780	(8)
Executive Vice President and	2002	194,913	105,000		—	—		12,750	36,066
Chief Lending Officer of the Bank	2001	165,533	134,055		—	—		12,450	26,219

Jill E. York	2003	208,500	99,038		—	—		11,700	35,142	(9)
Vice President and Chief	2002	188,190	85,000		—	—		12,900	30,628
Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2001	153,000	61,965		—	—		11,475	20,403

(1)          This bonus amount for Mr. Santo includes a stay bonus of $105,000 paid to Mr. Santo in January 2002 pursuant to the MidCity Financial Corporation Retention Bonus Plan.

(2)          This bonus amount for Mr. Santo includes a $300,000 signing bonus pursuant to his employment agreement, which became effective on the date of the MB-MidCity Merger.  The employment agreement provides that the net after-tax amount of the signing bonus is subject to forfeiture on a prorated basis under certain circumstances if Mr. Santo voluntarily terminates his employment or is terminated for cause prior to the end of the agreement term.  See “Employment Agreements-Employment Agreement with Ronald D. Santo.”

(3)          Pursuant to SEC rules, the table above excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of salary and bonus.

(4)          Represents incentive and non-qualified stock options granted pursuant to the Omnibus Plan and adjusted for the three-for-two stock split in the form of a 50% stock dividend paid on December 19, 2003.

(5)          Includes automobile allowance of $11,827, non-qualified supplemental retirement benefits under the Company’s non-stock deferred compensation plan of $56,905, life insurance premiums paid on Mr. Feiger’s behalf of $5,191 and 401(k) matching and profit sharing contribution of $18,520.  Also includes director fees of $18,400, which were deferred pursuant to the Company’s stock deferred compensation plan and for which, in lieu of cash, Mr. Feiger was allocated 606 shares of Company Common Stock to his plan account.  In addition, includes legal fees paid by the Company in the amount of $14,784 incurred by Mr. Feiger in connection with the negotiation of his Employment Agreement.

(6)          Includes automobile allowance of $6,877, non-qualified supplemental retirement benefits under the Company’s non-stock deferred compensation plan of $31,388, life insurance premiums paid on Mr. Field’s behalf of $10,738 and 401(k) matching and profit sharing contribution of $18,520.  Also includes director fees of $6,200, which were deferred pursuant to the Company’s stock deferred compensation plan and for which in lieu of cash, Mr. Field was allocated 203 shares of Company Common Stock to his plan account.  Does not include director fees for which, in lieu of cash, Mr. Field was granted options pursuant to the Omnibus Plan to purchase 3,004 shares of Company Common Stock.  These options are included under the heading “Securities Underlying Options/SARs” for 2003.

(7)          Includes automobile allowance of $4,523, non-qualified supplemental retirement benefits under the Company’s non-stock deferred compensation plan of $13,752, life insurance premiums paid on Mr. Santo’s behalf of $10,950 and 401(k) matching and profit sharing contribution of $18,520.  Also includes director fees of $18,400, which were deferred pursuant to the Company’s stock deferred compensation plan and for which in lieu of cash, Mr. Santo was allocated 606 shares of Company Common Stock to his plan account.

(8)          Includes automobile allowance of $4,081, non-qualified supplemental retirement benefits under the Company’s non-stock deferred compensation plan of $13,179, and 401(k) matching and profit sharing contribution of $18,520.

(9)          Includes automobile allowance of $6,404, non-qualifed supplemental retirement benefits under the Company’s non-stock deferred compensation plan of $10,218 and 401(k) matching and profit sharing contribution of $18,520.

(10)    Of this amount, $4,957 was paid in the form of restricted stock granted under the Omnibus Plan.  See footnote 11.

(11)    Represents the value of an award of 127 shares of restricted stock granted under the Omnibus Plan based on the closing price of the Company’s Common Stock on the date of grant ($39.03).  The award was granted in 2004 but represented a portion of Mr. Panos’ bonus for 2003.  See footnote 10.

Stock Options

Option Grants in 2003

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 2003 under the Omnibus Incentive Plan.  In addition to providing the number of shares subject to options granted to the Named Executive Officers listed in the Summary Compensation Table, the following table discloses the range of potential realizable values at the end of the option term based on assumed annual appreciation rates in the price of the Common Stock from the exercise price of the option.

Name	Number of Securities Underlying Options Granted (3)		% of Total Options Granted to Employees in Fiscal 2003	Exercise Price Per Share (3)	Expiration Date
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5.00%	10.00%
Mitchell Feiger	75,300	(1)	16.88%	$26.893	07/23/13	$1,273,554	$3,227,437
Burton J. Field	6,900	(1)	1.55	26.893	07/23/13	116,700	295,741
	3,005	(2)	0.67	23.933	04/07/08	45,222	114,602
Ronald D. Santo	5,850	(1)	1.31	26.893	07/23/13	98,941	250,737
Thomas D. Panos	12,450	(1)	2.79	26.893	07/23/13	210,568	533,620
Jill E. York	11,700	(1)	2.62	26.893	07/23/13	197,883	501,474

(1) The option is scheduled to vest 100% on July 23, 2007.

(2) Option received in lieu of cash as payment of director fees.  The option became 100% vested on the date of grant.

(3) Adjusted for three-for-two stock split in the form of a 50% stock dividend paid on December 19, 2003.

Option Exercises, Holdings and Values

The following table sets forth information with respect to stock option exercises during 2003 and the value of all stock options held at December 31, 2003 by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)	Number of Shares Underlying Unexercised Options at December 31, 2003 (1)		Value of Unexercised “In-the-Money” Options at December 31, 2003
Exercisable

Unexercisable

Exercisable
						Unexercisable

Mitchell Feiger	—	—	143,751	175,800	$4,052,397	$2,352,772
Burton J. Field	—	—	17,514	27,679	508,313	376,095
Ronald D. Santo	—	—	2,125	12,600	41,260	158,169
Thomas D. Panos	35,250	$719,100	25,050	37,650	731,719	554,931
Jill E. York	—	—	22,500	36,075	620,250	531,061

(1) Adjusted for three-for-two stock split in the form of a 50% stock dividend paid on December 19, 2003.

Organization and Compensation Committee Interlocks and Insider Participation

No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries.  None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that had an executive officer serving on the Company’s Board of Directors or on its Organization and Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors of the Company and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file reports of ownership and changes of ownership with the Securities and Exchange Commission and to furnish the Company with copies of the reports they file.  Based solely on a review of the reports received by the Company, or written representations from certain reporting persons, the Company believes that with respect to 2003 all reports were timely filed, except for the inadvertent failure to timely report on Form 4 one transaction by Directors Mitchell Feiger, Field and Santo, one transaction by Executive Officers York and Panos, and two transactions by Executive Officer FitzGibbon.

Employment Agreements

Employment Agreement with Mitchell Feiger.  Effective January 1, 2003, the Company entered into a new employment agreement with Mitchell Feiger, its President and Chief Executive Officer.  The agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The agreement entitles Mr. Feiger to an annual base salary of not less than $525,000, and provides for an annual cash incentive bonus equal to 50% of his base salary based upon achievement of targeted performance criteria established for each year by the Company’s Board of Directors.  If the targeted performance is not achieved but other performance criteria is satisfied, Mr. Feiger could still receive an annual cash incentive bonus in a lesser amount.  Likewise, if targeted performance is exceeded, Mr. Feiger could receive a larger annual cash incentive bonus not to exceed 100% of his base salary.  The agreement provides for mandatory deferral of all or a portion of any annual cash incentive bonus if necessary to ensure the tax deductibility of the bonus by the Company.  The agreement entitles Mr. Feiger, while he is employed by the Company, to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by the Company of certain club dues and the use of a company car.  The agreement also entitles Mr. Feiger, while he is employed by the Company, to long-term disability coverage and benefits as in effect on the date of the agreement, to the extent available at reasonable cost.

The agreement provides that Mr. Feiger is to be considered, on an annual basis, for awards of stock options under the Omnibus Plan at an exercise price per share equal to the fair market value of a share of Common Stock on the date of the award and with the number of shares subject to the options having a value (based on the Black-Scholes value per share or other value per share determined by an investment banking firm selected by the Board of Directors) equal to 100% of his base salary for the preceding year, depending upon achievement of targeted consolidated performance objectives established by the committee administering the Omnibus Plan.  If the Company’s consolidated performance is less or greater than the targeted performance, Mr. Feiger may be awarded options with a lesser or greater number of underlying shares, not to exceed in value 200% of his base salary for the preceding year.  The options will be granted as incentive stock options to the maximum extent possible and then as non-qualified stock options.

Each option will have a term of ten years and may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a change in control if the unvested portion of the option would otherwise terminate, in whole or in part, by reason of the change in control.  All vested options will remain exercisable for the balance of the option term following a termination of Mr. Feiger’s employment, except with respect to an option that vests as a result of a change in control under the circumstances described in the immediately preceding sentence, which will remain exercisable for at least one year after the change in control but not beyond the expiration date of the option; provided, however, that any outstanding option awarded to Mr. Feiger (vested or unvested) will be forfeited in the event his employment is terminated for cause or due to specified misconduct on his part under the federal banking laws.

The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or by Mr. Feiger within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (a “Non-Extension Termination”).

The agreement provides that if Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control of the Company, then:

(1)          He will receive, as agreed upon liquidated damages, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and either one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination or, if such termination occurs after January 1, 2004 but before January 1, 2005, the greater of $21,875 and one-twelfth times the amount of the annual cash incentive bonus earned for 2003.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for one year after the date of termination.

(2)          Mr. Feiger will, for himself, his spouse and his eligible dependents, continue to receive health benefit coverage at the Company’s sole cost, other than co-payments and deductibles, and on terms as favorable to him as to other executive officers of the Company, until he becomes eligible for Medicare benefits (and for his spouse until the date that is seven months after he becomes eligible for Medicare benefits).  In the event of Mr. Feiger’s death prior to becoming eligible for Medicare benefits, his surviving spouse and eligible dependents will receive the Company-provided health benefits described above until seven months after the date on which Mr. Feiger would have been eligible for Medicare benefits if he had survived.  After Mr. Feiger becomes eligible for Medicare benefits, he may elect to continue receiving the health benefits described above at his sole cost for the remainder of his lifetime.  This continuation of health benefit coverage is referred to below as the “Post-Employment Health Benefit.”

(3)          Mr. Feiger will receive all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus or expense reimbursements.  These amounts are referred to below as “Accrued Compensation.”

The agreement provides that if Mr. Feiger is involuntarily terminated in connection with or following a change in control of the Company, then:

(1)          If the change in control occurs on or after March 17, 2004 and Mr. Feiger has offered to continue to provide the services contemplated by and on the terms provided in the agreement but the offer is rejected by the Company or its successor, he will receive as agreed upon damages for breach of contract, monthly payments equal to the sum of one-twelfth of his then-current annual base salary and either one-twelfth of the average annual cash bonuses received by him for the two full calendar years preceding the date of termination or, if such termination occurs after January 1, 2004 but before January 1, 2005, one-twelfth times the amount of the annual cash bonus earned for calendar year 2003.  These payments will be made for the lesser of the remaining term of the agreement and 18 months after the date of termination and are subject to reduction by the amount of any cash income earned from providing services to another company by Mr. Feiger during the payment period.  The agreement provides that these payments may not, in the aggregate, exceed $1,500,000.

(2)          He will receive any Accrued Compensation and the Post-Termination Health Benefit; and

(3)          If the involuntary termination occurs in connection with or within 18 months after a change in control, he will, in addition to any of the amounts described in (1)-(2) above to which he may be entitled, receive a lump sum amount in cash equal to 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code) of compensation.

If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, if the Company terminates Mr. Feiger’s employment after he has become disabled and remained disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

If any stock options held by Mr. Feiger under the Omnibus Plan become exercisable solely by reason of a change in control of the Company and the acceleration and lapse value of the options, when aggregated with the other payments to be received by Mr. Feiger under the agreement (the “Total Payments”), is subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company will make a payment to Mr. Feiger (the “Gross-Up Payment”) such that after the payment of all income and excise taxes  on the Total Payments, Mr. Feiger will be in the same after-tax position as if no excise tax had been imposed.  If, however, the Total Payments, after subtracting the acceleration and lapse value of the options (the “Adjusted Total Payments”), would be subject, in whole or in part, to the excise tax, then the Gross-Up Payment will not cover the Adjusted Total Payments and will only cover the portion of the Total Payments that is attributable to the acceleration and lapse value of the options.

Employment Agreement with Burton J. Field.  The Bank has an employment agreement with Burton J. Field, its President and Chief Executive Officer.  The agreement provides for a three-year term which is extended by one year on an annual basis, unless the Bank gives notice that the term will not be extended. The agreement entitles Mr. Field to an annual base salary of not less than $400,000, performance-based and discretionary bonuses, if any, as may be declared by the Bank’s Board of Directors.  The agreement also entitles Mr. Field to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provides for the payment by the Bank of certain club dues and the use of a company car. This agreement was entered into by Manufacturers Bank, Old MB Financial’s wholly owned subsidiary, with Mr. Field in September 1999, and was assumed by the Bank in November 2001 following the MB-MidCity Merger.

If Mr. Field’s employment is involuntarily terminated by the Bank during the term of his agreement and Mr. Field has offered to continue to provide services as contemplated by his agreement and the offer is declined, then:

(1)          he will receive monthly until the end of the agreement’s term 1/12th of his then current annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination, subject to reduction by the amount of any cash income earned from providing services to another company prior to the end of the agreement’s term;

(2)          he and his spouse (upon her attainment of age 65 or the then current Medicare eligibility age) will for the remainder of their lives be provided with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $25,000 (to be reduced to $12,500 upon the death of Mr. Field or his spouse);

(3)          the Bank will continue to pay the premiums on specified life and disability insurance policies for specified time periods;

(4)          there will be full vesting of any unvested stock options that he holds, which will be exercisable for at least one year after the termination;

(5)          there will generally be full vesting of any unvested amounts under any other benefit plan in which he is a participant; and

(6)          if the involuntary termination occurs within 18 months after a change in control (which occurred upon completion of the MB-MidCity Merger and would occur again in the event of a change in control of the Company or the Bank), he also will receive a lump sum severance amount of 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code), reduced by the present value of the monthly payments to be made pursuant to the provision described in item (1) above.

To the extent payment to Mr. Field of the lump sum severance amount of 299% of his base amount, together with any other payments to Mr. Field in connection with the change in control, would result in the payment of a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), then the severance amount will be reduced to avoid the payment of a parachute payment. The term “involuntary termination” is defined to include termination of employment by the Bank (other than for cause or due to death, disability, retirement or specified misconduct on his part under the federal banking laws) without Mr. Field’s consent or by Mr. Field following a material reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Field voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, then the Bank will be obligated for Mr. Field’s salary and benefits through the date of termination, at the time such payments are due.  The Bank also will obligated for a final annual cash bonus payable on the termination date in an amount consistent with the Bank’s year-end bonus practices, with the Board of Directors of the Bank taking into consideration the portion of the year elapsed prior to termination.  In addition, Mr. Field will be entitled to the Continued Health Benefits.  If Mr. Field’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies, and a prorated cash bonus in an amount consistent with the Bank’s year-end bonus practices.  If Mr. Field’s employment terminates for cause, the Bank will have no further obligations to him under the agreement other than providing the Continued Health Benefits.

Mr. Field’s agreement contains a covenant not to compete with the Bank following his termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Employment Agreement with Ronald D. Santo.  Effective as of November 6, 2001, the date of completion of the MB-MidCity Merger, the Bank entered into a three-year employment agreement with Ronald D. Santo, Chairman and Group President of the Bank.  The agreement provides for a minimum annual base salary of $250,000, a minimum guaranteed annual bonus of $60,000 (so long as a bonus is awarded to any executive officer of the Bank for that year) and a signing bonus of $300,000, subject to forfeiture of the net after-tax amount on a prorated basis if Mr. Santo voluntarily terminates his employment (in a manner that does not constitute “involuntary termination,” as described below) or is terminated for cause prior to the end of the agreement term.  The agreement also provides for participation in benefit plans to the same extent as the other executive officers of the Bank, including participation in the Bank’s auto leasing program, payment of certain club dues, option grants under the Company’s Omnibus Incentive Plan to the extent options are granted to any executive officer of the Bank in a given year and the continued payment by the Bank of premiums on a supplemental life insurance policy maintained for the benefit of Mr. Santo.

If Mr. Santo’s employment is involuntarily terminated by the Bank during the term of his agreement, other than under the circumstances entitling him to change in control severance benefits as described below, then:

(1)          he will receive monthly until the end of the agreement’s term 1/12th of his then current annual salary and 1/12th of the average annual amount of cash bonuses for the two full fiscal years preceding the date of termination;

(2)          he will until age 65 or the current Medicare eligibility age be entitled to the same health and dental benefits as he would have received if still employed, subject to reduction to the extent he receives equivalent or better benefits from another employer and provided that Mr. Santo will bear the entire cost of these benefits after the end of the agreement’s term; additionally, upon his attaining age 65 or the current Medicare eligibility age, he and his spouse will, provided he meets specified Medicare eligibility criteria, receive coverage under a Medicare Supplemental Insurance Plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $10,000 (the “Continued Health Coverage”);

(3)          there will be full vesting of any unvested amounts under certain benefit plans in which he is a participant;

(4)          he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by the Bank at no cost to him (i.e., without having to pay the cash surrender value); and

(5)          the Bank will continue to provide during the remaining term of the agreement the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy.

If Mr. Santo’s employment is involuntarily terminated within 24 months after a change in control of the Bank, then in lieu of the involuntary termination severance benefits described in items (1)-(5) above and in lieu of any other severance benefits to which he may otherwise be entitled under any other severance or termination plan or arrangement of the Bank, he will receive the following change in control severance benefits:

(1)          a lump sum amount in cash equal to his annual base salary multiplied by 2.99;

(2)          $299,000 payable in a lump sum;

(3)          a lump sum amount equal to his average annual bonus over the prior three fiscal years, multiplied by 2.99;

(4)          immediate vesting and payment of his benefits, to the extent allows under the applicable plan, under all non-qualified retirement plans of the Bank and its affiliates in which he participates;

(5)          the continuation for three years of the group term life insurance benefit maintained for Mr. Santo at the same premium cost to him, or, if the Bank is unable to provide such group term life insurance, Mr. Santo will be entitled to convert such coverage to an individual insurance policy;

(6)          the same health benefits he would receive if his employment were involuntarily terminated under circumstances other than those entitling him to change in control severance benefits; and

(7)          he will have the opportunity to purchase the key man life insurance policy maintained for him by the Bank for its then cash surrender value and transfer ownership to himself of the supplemental life insurance policy maintained for his benefit by the Bank at no cost to him (i.e., without having to pay the cash surrender value).

In addition, Mr. Santo will be entitled to the change in control severance benefits described above if: (1) within 24 months after a change in control of the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Bank, the Bank or any successor to the Bank materially breaches any provision of the agreement and does not timely cure the breach; or (3) Mr. Santo’s employment is involuntary terminated during the term of the agreement within six months prior to a change in control of the Bank and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in the change in control or (2) Mr. Santo reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

To the extent the change in control severance benefits under the agreement would result in the payment of a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such benefits (other than the continuation of the group term life insurance coverage) will be reduced to avoid the payment of an excess parachute payment.  The term “involuntary termination” is defined to include termination of employment by the Bank without Mr. Santo’s consent or by Mr. Santo following a specified reduction of or interference with his duties, responsibilities or benefits without his consent.

If Mr. Santo voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, then the Bank will be obligated for Mr. Santo’s salary and benefits through the date of termination, at the time such payments are due.  The Bank also will obligated for a final annual cash bonus payable on the termination date in a prorated amount consistent with the Bank’s year-end bonus practices and no less than the prorated portion of $60,000 (the minimum annual bonus amount under Mr. Santo’s agreement if a bonus is awarded to any executive officer of the Bank for that year).  In addition, Mr. Santo will be entitled to the Continued Health Coverage and will have the opportunity to purchase the supplemental and key man life insurance policies maintained by the Bank for him for their respective cash surrender values.  If Mr. Santo’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies, and a prorated cash bonus in an amount consistent with the Bank’s year-end bonus practices and no less than the prorated portion of $60,000.  If Mr. Santo’s employment is terminated for cause, the Bank will have no further obligations to him under the agreement.

Mr. Santo’s agreement contains a covenant not to compete with the Bank following his termination of employment in a specified area of the State of Illinois and for a period of time dependent on the circumstances of his termination.

Change in Control Severance Agreements

On February 19, 2002, the Bank entered into a change in control severance agreement with each of Thomas D. Panos, Executive Vice President, Chief Commercial Banking Officer of the Bank and Jill E. York, Executive Vice President, Chief Financial Officer of the Bank.  Each agreement is for a three-year term, which is automatically extended for one year on each February 19th.  Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

(1)          a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

(2)          a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

(3)          immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates, subject, in the case of stock options, to the terms of the plan under which they were granted; and

(4)          continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

In addition, the executive will be entitled to the severance benefits described above if: (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (1) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (2) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

To the extent the severance benefits under the agreement would result in the payment of a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), such benefits (other than the continuation of health and other insurance coverage) will be reduced to avoid the payment of an excess parachute payment.  The term “good reason” is defined to include a specified reduction in the executive’s duties, responsibilities and compensation and other benefits.

Non-Competition Agreements

Agreement with Robert S. Engelman, Jr.  The Company has an agreement with Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) until February 1999.  This agreement was entered into by Old MB Financial (then Avondale Financial Corp.) with Mr. Engelman in October 1998 and was assumed by the Company upon completion of the MB-MidCity Merger.

Under the agreement, Mr. Engelman was paid $310,000 per year through January 31, 2004 for his agreement not to compete against the Company in the State of Illinois prior to that date.  The non-compete period under the agreement has ended, and no future non-compete payments will be made to him under the agreement.  Mr. Engelman is entitled under the agreement to receive for his lifetime the same health and other insurance benefits as are provided to the executive officers of the Company, provided that he must reimburse the Company for the cost of premiums attributable to such coverage.  Pursuant to the agreement, Mr. Engelman continued to accrue benefits through January 31, 2004 under the supplemental executive retirement plan in which he is a participant.

Agreements with E.M. Bakwin and Kenneth A. Skopec.  On the effective date of the MB-MidCity Merger, the Company entered into a non-competition agreement with each of Chairman of the Board E.M. Bakwin and Vice Chairman of the Board Kenneth A. Skopec, who served as Chairman and Chief Executive Officer and President,

respectively, of MidCity Financial prior to the MB-MidCity Merger.  Under their agreements, Messrs. Bakwin and Skopec are each paid and will each continue to be paid $50,000 per year for five years following the completion of the MB-MidCity Merger (the “non-compete period”) in consideration for their agreement not to compete with the Company during the non-compete period in the State of Illinois or in any other state in which the Company or any of its subsidiaries or affiliates maintains an office.  The agreements provide that after the expiration of three years following the completion of the MB-MidCity Merger, Messrs. Bakwin and Skopec may each elect to terminate their agreements, in which case they will cease to receive the payments described above.

Organization and Compensation Committee Report on Executive Compensation

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale for and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Organization and Compensation Committee of the Company, at the direction of the Company’s Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

General.  The Boards of Directors of the Company and the Bank have delegated to the Organization and Compensation Committee the responsibility and authority to oversee the general compensation policies of the Company and the Bank, to establish compensation plans and specific compensation levels for executive officers, and to review the recommendations of management for compensation and benefits for other officers and employees of the Company and the Bank.  The Organization and Compensation Committee is composed solely of non-employee directors.

The Organization and Compensation Committee has adopted an executive compensation program designed to: (i) offer competitive compensation packages in order to attract, motivate, retain and reward those key executive officers who are crucial to the long-term success of the Company; (ii) establish a direct link between executive compensation and annual and long-term performance of the Company; and (iii) encourage decision-making that maximizes long-term shareholder value.  The Organization and Compensation Committee’s primary compensation objective is to ensure that such compensation be tied to the achievement of both short term and longer term goals and objectives established in conjunction with the Company’s annual and multi-year planning processes, and to ensure that a significant portion of total compensation is at risk for those executive officers who have significant control over and responsibility for the direction and performance of the Company.

Set forth below is a description of the guidelines followed by the Organization and Compensation Committee in establishing the compensation program for executive officers of the Company and the Bank for 2003.

Executive Compensation Policy.  The compensation package provided to the executive officers of the Company and the Bank is composed principally of base salary, an annual incentive bonus and stock options and restricted stock granted under the Company’s Omnibus Incentive Plan.  Executive officers also participate in other benefit plans available to all eligible employees and may receive additional benefits such as automobile allowances and other perquisites.

Base Salary.  It is the policy of the Organization and Compensation Committee to compare executive compensation packages, including base salaries paid or proposed to be paid, with compensation packages and base salaries offered by other financial institutions with total assets, loan origination and performance results comparable to those of the Company and the Bank, as well as to compare the complexities of the positions under consideration with similar jobs in other financial institutions regardless of size.  This information is primarily derived from third party sources and proxy statements that provide compensation data and analysis from other publicly held companies.  Specific factors considered include the level of responsibility delegated to a particular officer, the complexity of the job being evaluated, the position’s impact on both short term and long term corporate goals and objectives, the expertise and skill level of the individual under consideration, the degree to which the officer has achieved his/her management objectives for the plan year, his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility.  The Organization and Compensation Committee’s decisions are discretionary and no quantifiable formula or weighting of the above-mentioned factors are utilized in the decision-making process.

Incentive Bonus Awards.  The annual incentive bonus is designed to ensure that a substantial portion of each executive officer’s total compensation remains variable. The purpose of the incentive bonus plan is to more closely align executive performance to the annual and long-term financial and operating performance of the Company and the Bank and to reward officers for the achievement of certain specified goals and objectives. Based on their relative positions in the Company and the Bank, officers are classified into groups, with annual bonus targets (as a percentage of base salary) as recommended by the Chief Executive Officer (other than his own) and agreed upon by the Organization and Compensation Committee.  The annual incentive bonus payout has two components: a Company performance goal, based upon certain financial, operational and other business targets; and an individual performance goal.  A person’s bonus award can be up to 225% of his or her salary, depending on the Company’s actual results compared to the Company’s targeted results, as well as the officer’s individual accomplishments vs. individual goals and objectives.  To the extent an individual’s bonus is in excess of 100% of the targeted amount, the excess amount is paid in the form of restricted stock granted under the Omnibus Plan.  The Organization and Compensation Committee determined the Chief Executive Officer’s incentive bonus for 2003 in the manner described below under “Chief Executive Officer.”

Benefit Plans.  The Organization and Compensation Committee’s policy with respect to employee benefit plans is to provide competitive benefits to employees of the Company, including its executive officers.  Additionally, the Omnibus Incentive Plan provides employees, including executive officers, with an equity-based incentive to maximize long-term shareholder value.  The Organization and Compensation Committee believes that a competitive employee benefit package is essential to achieving the goals of attracting and retaining highly-qualified employees.

Chief Executive Officer.  The base salary for 2003 of Mitchell Feiger, President and Chief Executive Officer of the Company, was increased from $409,500 to $525,000 effective January 1, 2003.  As noted under “Employment Agreements—Employment Agreement with Mitchell Feiger,” the Company entered into a new employment agreement with Mr. Feiger effective as of January 1, 2003.  The new employment agreement provides for an increase in Mr. Feiger’s minimum annual base salary to $525,000.  The Organization and Compensation Committee believed this new salary would bring Mr. Feiger’s base compensation up to a level commensurate with the base compensation paid to chief executive officers of financial institutions and other companies similar in size and complexity to the Company.

The Organization and Compensation Committee determined that for 2003, the Chief Executive Officer’s incentive bonus be targeted at 50% of base salary, and that the bonus have two components: the achievement of short-term Company financial and operational performance goals; and the achievement of longer-term, strategic goals of the Company.  This decision was based on the Committee’s annual review of third party data as discussed above, and on the review and completion of the Company’s 2003 target goals and objectives.  Key factors in the achievement of short-term goals were: (i) the Company’s operating earnings for 2003; (ii) the maintaining of the quality of the Company’s loan portfolio in a difficult economic environment; (iii) Community Reinvestment Act compliance; (iv) growth in fee income during 2003; and (v) the Company meeting its post-acquisition related cost reduction goals.  The primary determinant on the longer-term side was the continued growth in the Company’s core business areas through mergers and acquisitions and the success of the Company’s post-transaction integration efforts.  Also relevant to the achievement of long-term goals was the increased market recognition the Company received in 2003, the continued progress toward the development of a market-oriented sales culture, and the continued growth of the wealth management and treasury management business.

The Organization and Compensation Committee determined that in nearly all cases Mr. Feiger exceeded the short and longer term criteria established in the MB Financial multi-year strategic plan, as well as the 2003 annual operating plan, and accordingly, based on the formula for his incentive award, approved a bonus in the amount of $249,375, or approximately 95% of his targets for 2003.

Internal Revenue Code Section 162(m).  In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which was to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to certain highly compensated executive officers of publicly held corporations.  Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded.  The Organization and Compensation Committee has reviewed and will continue to review on an ongoing basis the Company’s executive compensation policies, and propose appropriate modifications to these policies, if the Committee deems them necessary, with a view toward implementing the Company’s compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).  In this regard, the employment agreement entered into with Mr. Feiger effective January 1, 2003 provides for mandatory deferral of any annual cash incentive bonus awarded under the agreement if necessary to ensure the tax deductibility of the bonus by the Company.  See “Employment Agreements – Employment Agreement with Mitchell Feiger.”

The Organization and Compensation Committee

James N. Hallene, Chairman
Lawrence E. Gilford
Richard I. Gilford
Richard J. Holmstrom

Certain Transactions

Directors and officers of the Company and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loans, transactions in repurchase agreements and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Report of the Compliance and Audit Committee

In accordance with its written charter, which was approved by the Company’s Board of Directors, the Compliance and Audit Committee oversees the accounting, auditing, and financial reporting practices of the Company.  A copy of the Compliance and Audit Committee charter is attached to this Proxy Statement as Appendix B.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the system of internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion as to the financial statements conformity with accounting principles generally accepted in the United States of America. It is the Compliance and Audit Committee’s responsibility to monitor and oversee these processes and procedures.

The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2003 with management and with KPMG LLP, the Company’s independent auditors for 2003.  The Compliance and Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. Finally, the Compliance and Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with KPMG LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Richard I. Gilford, Chairman
Lawrence E. Gilford
James N. Hallene
Richard J. Holmstrom

Stock Performance Presentation

The following line graph shows a comparison of the cumulative returns for the Company, the Nasdaq Market Bank Index and an index of peer corporations selected by the Company, for the period beginning December 31, 1998 and ending December 31, 2003.  The information assumes that $100 was invested at the closing price on December 31, 1998 in the Common Stock and each index, and that all dividends were reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG MB FINANCIAL, INC.,

NASDAQ BANK INDEX AND PEER GROUP INDEX

	1998	1999	2000	2001	2002	2003
MB FINANCIAL, INC.	100.00	80.24	86.29	175.42	228.85	364.93
NASDAQ BANK INDEX	100.00	94.18	105.44	115.03	117.06	149.99
PEER GROUP INDEX	100.00	95.03	115.83	136.74	145.07	189.30

The peer group includes the following Illinois bank and thrift institution holding companies:  AMCORE Financial, Inc., Corus Bankshares, Inc., First Midwest Bancorp, Inc., First Oak Brook Bancshares, Inc., MAF Bancorp, Inc., Midwest Banc Holdings, Inc., Taylor Capital Group and Wintrust Financial Corporation.

INDEPENDENT PUBLIC ACCOUNTANTS

The Compliance and Audit Committee of the Company’s Board of Directors has not yet selected the Company’s independent accountants for the fiscal year ending December 31, 2004.

KPMG LLP served as the Company’s independent accountants for 2003.  Representatives of KPMG LLP are expected to attend the Meeting and will respond to appropriate questions and have an opportunity to make a statement if they so desire.

Audit and Non-Audit Fees.  The following table presents fees for professional services rendered by KPMG LLP for 2003 and 2002:

		2003	2002
(a)	Audit fees(1) :	$240,000	$210,000

(b)	Audit related fees (2) :	—	55,000

(c)	Tax fees (3) :	80,375	77,900

(d)	All other fees	—	—

(1)          Audit fees consist of aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)          Audit related fees consisted principally of audits of financial statements of employee benefit plans, reviews of registration statements and issuances of consents.

(3)          Tax fees consisted of fees for tax compliance services.

The Compliance and Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent accountants.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent accountants will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent accountants to the Company’s management.

None of the services provided by the independent accountants described in the table above was approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the rules and regulations of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the 2004 annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Secretary at the Company’s executive office at 801 West Madison Street, Chicago, Illinois 60607 by December 1, 2004. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s charter and bylaws and Maryland law.

To be considered for presentation at the 2005 annual meeting, although not included in the Company’s proxy materials for that meeting, a stockholder proposal must be received at the Company’s executive office not earlier than the close of business on December 28, 2004 and not later than the close of business on January 27, 2005.  If, however, the date of the 2005 annual meeting is before April 7, 2005 or after June 26, 2005, a stockholder proposal must instead be received at the Company’s executive office not earlier than the close of business on the 120th day prior to the date of the 2005 annual meeting and not later than the close of business on the later of the 90th day before the date of the 2005 annual meeting or the tenth day following the first to occur of the day on which notice of the date of the 2005 annual meeting is mailed or the day on which public announcement of the date of the 2005 annual meeting is first made by the Company.

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors

Mitchell Feiger

President and Chief Executive Officer

Chicago, Illinois

March 31, 2004

Appendix “A”

Charter of the Nominating Committee

of the Board of Directors of

MB Financial, Inc.

I.                                         Statement of Policy

The Nominating Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of MB Financial, Inc. (the “Corporation”) for the purpose of: (i) identifying individuals qualified to serve as Board members, consistent with criteria approved by the Board; (ii) recommending to the Board the director nominees for election or appointment to the Board of Directors; and (iii) fulfilling the other responsibilities set forth in this Charter.

II.                                     Committee Composition and Meetings

The Committee shall be comprised of three or more directors (including a chairperson) as appointed annually by the Board, each of whom shall be an independent director as defined by the Nasdaq Stock Market listing standards and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment.  The Board shall have the power at any time to change the membership of the Committee and to fill vacancies, subject to the qualification requirements of this Charter.  The Committee shall meet at least two times annually or more frequently as circumstances require.

III.                                 Committee Duties, Responsibilities and Process

The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions at the next meeting of the Board.  Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.  The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board or specified by the Board as applicable to the Committee.  The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the State of Maryland.

The Committee may request that any directors, officers or employees of the Corporation, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

The Committee shall have the following responsibilities:

1.               Recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board.

2.               Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Corporation’s Charter and Bylaws relating to the nomination or appointment of directors, based on the following criteria:  business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Corporation’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.

A-1

3.               Review nominations submitted by stockholders, which have been addressed to the corporate secretary, and which comply with the requirements of the Corporation’s Charter and Bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

4.               Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary.

5.               Consider and make recommendations to the Board regarding matters related to the Corporation’s director retirement policy.

6.               Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

IV.                                Investigations and Studies; Outside Advisers

The Committee may conduct or authorize studies of or investigations into matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such counsel or other advisers as it deems necessary (which may, if the Committee deems it appropriate, be the Corporation’s regular counsel or advisers).  The Committee shall have the authority to retain or terminate one or more search firms to assist the Committee in carrying out its responsibilities, including authority to approve the firm’s fees and retention terms, which fees shall be borne by the Corporation.

A-2

Appendix “B”

Charter of the Compliance and Audit Committee

of the Board of Directors of

MB Financial, Inc.

I.  Statement of Policy

The Compliance and Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of MB Financial, Inc. (the “Corporation”) to represent and provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Corporation’s financial statements and the financial reporting processes; the systems of internal accounting and financial controls; compliance with legal and regulatory requirements and the Corporation’s policies; the annual independent audit of the Corporation’s financial statements; the independent auditors’ qualifications and independence; the performance of the Corporation’s Internal Audit Department and independent auditors and any other areas of potential financial and compliance risks to the Corporation specified by the Board.  The Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission (the “SEC”) for inclusion in the Corporation’s annual proxy statement.  In discharging its duties and responsibilities, the Committee is empowered to investigate any matter brought to its attention, with full access to all necessary books, records, facilities and personnel of the Corporation, and has the authority to retain at the Corporation’s expense special legal, accounting or other advisors, consultants or experts as it deems appropriate.

In fulfilling its responsibilities, it is recognized that members of the Committee are not employees of the Corporation. The Corporation’s management is responsible for preparing the Corporation’s financial statements. The independent auditors are responsible for auditing the Corporation’s annual financial statements and reviewing the Corporation’s quarterly financial statements prior to the filing of the Corporation’s annual and quarterly reports on Forms 10-K and 10-Q with the SEC.  It is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations.  These are the responsibilities of management and the independent auditors.  Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom and from which he or she receives information and the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board).

II.  Committee Composition and Meetings

The Committee composition shall be in accordance with the listing standards of the Nasdaq Stock Market (“Nasdaq”).  The Committee shall be comprised of three or more directors (including a chairperson) as appointed annually by the Board, considering the recommendation of the Nominating Committee.  Each member of the Committee shall meet the independence and other requirements of Nasdaq and the SEC for audit committee members, and each shall be free from any relationship that would interfere with the exercise of his or her independent judgment.  Each member of the Committee shall be financially knowledgeable, as such qualification is interpreted by the Board in its business judgment.  At least one member of the Committee who qualifies as such may be designated annually by the Board as an “audit committee financial expert,” as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition.  Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies, subject to the qualification requirements of this Charter.

The Committee shall meet at least quarterly. The Committee chairperson shall prepare and/or approve an agenda in advance of each meeting.  If the chairperson is not available for a meeting, the other members of the Committee may appoint a temporary chairperson for such meeting. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee shall meet separately, periodically, with management, the chief internal auditor and/or other members of the Corporation’s Internal Audit Department, and the independent auditors, to discuss any matters that the Committee or any of these persons believes should be discussed.  The Committee may also meet separately with regulatory examiners.

III.  Committee Duties, Responsibilities and Processes

The following shall be the principal duties, responsibilities and recurring processes of the Committee in carrying out its oversight role.  The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.  As part of its oversight responsibility, the Committee shall:

Review Procedures

1.               Review and discuss the form of presentation and type of information to be contained in earnings press releases.  The Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance.

2.               Prior to the filing of quarterly and annual reports on Forms 10-Q and 10-K, review and discuss with management and the independent auditors: (i) the Corporation’s quarterly and annual consolidated financial statements; (ii) matters that affect the Corporation’s consolidated financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (iii) the results of the independent auditors’ reviews of the quarterly financial statements, the audit of the annual financial statements and the independent auditors’ report, and any other matters required to be communicated to the Committee by the independent auditors, as well as discussions regarding qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of the Corporation’s accounting principles, and the clarity of the financial statements; (iv) all critical accounting policies and practices to be used; (v) any matters required to be communicated to the Committee by the independent auditors in accordance with SAS Nos. 61 and 71 or any other SAS; and (vi) other material written communications between the independent auditors and management.

3.               Regularly review with the independent auditors any problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

4.               Review: (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies; (ii) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.  In consultation with management, the independent auditors and the Internal Audit Department, monitor the integrity and effectiveness of the Corporation’s financial reporting processes and systems of internal controls, including reviewing and discussing major financial risk exposures and the steps management has taken to monitor, control and report such exposures; and review significant findings relating to the foregoing prepared by the independent auditors or the internal auditors, together with management’s responses and follow-up to these reports.

5.               Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  Such procedures have been established by the Committee and are set forth in the Corporation’s code of business conduct and ethics.

Independent Auditors and Other External Services

6.               The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.  The independent auditors shall report directly to the Committee.

7.               Pre-approve the engagement of and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors.  The Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with this Charter, for the engagement of the independent auditors to render permissible non-audit services to the Corporation, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting.

8.               Evaluate the qualifications, independence and performance of the independent auditors annually.  This evaluation shall include a review and discussion of the annual communication as to independence delivered by the independent auditors required by Independence Standards Board Standard No. 1.  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and the rotation of any other audit partner whose rotation is required by the regulations of the SEC.

9.               Review the audit plan of the independent auditors — discuss scope, staffing, timing, estimated and actual fees, reliance upon management and internal auditors and general audit approach.   At the conclusion of the audit, review and discuss with the independent auditors any significant changes from the original audit plan.

10.         Set clear hiring policies for employees or former employees of the independent auditors.

Internal Audit Department

11.         Review the budget, program, changes in program, activities, strategies, organizational structure and qualifications of the Internal Audit Department, as needed, it being understood that the Internal Audit Department functionally reports directly to the Committee.   Evaluate whether the Internal Audit Department operation and structure permits unrestricted access by internal auditors to records, personnel and physical properties relevant to the performance of its responsibilities and to top management, the Committee and the Board.  Assess the appropriateness of the resources allocated to internal auditing. Evaluate the effectiveness of the internal audit function.

12.         Review the appointment, performance and replacement of the chief internal auditor. Decisions regarding hiring or termination of the chief internal auditor require endorsement by the Committee.  The chairperson of the Committee will also be involved in performance evaluation and compensation decisions related to the chief internal auditor.

13.         Review significant issues presented by the Internal Audit Department together with management’s response and follow-up to these reports.

Other Committee Responsibilities

14.         Review and reassess the adequacy of this Charter at least annually, and recommend any proposed changes to the Board for its approval.  Ensure the publication of this Charter in accordance with SEC regulations.

15.         Maintain minutes of meetings and report regularly to the Board on the Committee’s activities.  Review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

16.         Conduct an appropriate review of and approve all related party transactions on an ongoing basis, as required by Nasdaq rules.  For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

17.         Review with the Corporation’s chief corporate counsel: (i) any significant legal matter that could have a material impact on the Corporation’s financial statements; (ii) legal compliance matters, including corporate securities trading policies and material notices to or inquiries received from governmental agencies; and (iii) reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

18.         Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Forms 10-K and 10-Q with respect to the financial statements and about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

19.         Ensure required certifications are made to Nasdaq:  (i) that a formal written charter has been adopted for the Committee and that the Committee has reviewed and reassessed the adequacy of the charter on an annual basis; and (ii) as to the independence of the members of the Committee.

20.         Monitoring:  (i) the Corporation’s compliance program and loan review processes and receiving reports thereon; (ii) the Corporation’s Disaster Recovery/Contingency Plan, including continuous testing thereof; (iii) the Corporation’s senior officer expense reimbursement policies (including the use of Corporate assets by senior officers), and considering the results of any review of such expense reimbursements by the Internal Audit Department or independent auditors; (iv) compliance with the Corporation’s code of business conduct and ethics by senior officers and directors; (v) compliance by the Corporation’s subsidiary banks with all policies applicable to them and reporting thereon to the Board.

21.         Perform any other activities consistent with this Charter, the Corporation’s bylaws or governing law as the Committee or the Board deems necessary or appropriate.

IV.  Funding

The Corporation shall provide the Committee with appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditors and to any advisors employed by the Committee; and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

PROXY	MB FINANCIAL, INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS—APRIL 27, 2004

The undersigned hereby appoints Alfred Feiger, Ronald D. Santo, and Kenneth A. Skopec, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”), to be held on Tuesday, April 27, 2004 at the branch office of MB Financial Bank, N.A. located at 7222 West Cermak Road, North Riverside, Illinois, at 3:00 p.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE.  THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH SHARES AT SAID MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

MB FINANCIAL, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.

The election of the following nominees as directors of the Company, each for a three-year term:  E.M. Bakwin, Mitchell Feiger, James N. Hallene, and David L. Husman.  (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES BUT NOT ALL NOMINEES, WRITE THE NAME(S) OF THE NOMINEE(S) WITH RESPECT TO WHOM YOU WISH TO WITHHOLD AUTHORITY TO VOTE IN THE SPACE PROVIDED AND MARK THE OVAL “FOR ALL EXCEPT”)

The Board of Directors recommends a vote “FOR” the election of all of the nominees named herein.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

In their discretion, the proxies are authorized to vote on any other business that may come before the Meeting or any adjournment or postponement thereof.

	For All	Withhold All	For All Except

	☐	☐	☐	Dated: , 2004

Signature of Stockholder
(Nominee Exception)

Signature if held jointly

Please sign exactly as your name(s) appear(s) on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

ê FOLD AND DETACH HERE ê

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.